                               STOCK PURCHASE AGREEMENT


                                       BETWEEN


                                  PREMIER PARKS INC.

                       (OR A TO BE FORMED BELGIAN CORPORATION)


                                         AND


                      CENTRAG S.A., KARABA N.V. AND WESTKOI N.V.










                                  DECEMBER 15, 1997


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                               STOCK PURCHASE AGREEMENT



     THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of the 15th day of December, 1997, by and between:

          PREMIER PARKS INC., a Delaware corporation with offices at 122 E. 42nd Street, 49th Floor, New York, NY 10168, USA, acting, at its sole option, either on its own behalf or on behalf of a Belgian corporation to be incorporated pursuant to Article 13b is of the Belgian Consolidated Company Laws,

          (the "BUYER")

     and

          CENTRAG S.A., a Belgian corporation with registered offices at Allee des marechaux 3, 1300 Wavre,

          KARABA N.V., a Belgian corporation with registered offices at Reyerslaan 107, 1030 Brussels, and

          WESTKOI N.V., a Belgian corporation with registered offices at Reyerslaan 107, 1030 Brussels

          (collectively the "SELLERS", or, individually, a "SELLER"),


with reference to the following facts:

     A. Sellers own together 666,501 capital shares of Walibi S.A., a Belgium corporation (the "COMPANY") with registered offices at 1300 Wavre-Limal, 9 rue Joseph Deschamps, Belgium.

     B. The Company is engaged in the business of owning and operating amusement parks in Belgium, France and The Netherlands.

     C. The outstanding stock of the Company consists of 1,333,000 capital shares. In addition, the Company has issued 321,724 warrants (the "WARRANTS") and 321,724 bonds (the "BONDS").

     D. The "Outstanding Shares" (as defined in Article 1), the Warrants and the Bonds are listed on the Brussels Stock Exchange.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties agree as follows:

     1.   PURCHASE OF SHARES.

          At the "Closing" (as defined in Paragraph 11.1), for the consideration hereinafter provided and in reliance upon the representations and warranties of the parties set forth herein, Sellers shall sell, assign and transfer to Buyer, and Buyer shall purchase from Sellers, good, marketable and unencumbered title in and to (i) all shares of capital stock of the Company they own at the date hereof as set out in SCHEDULE 1 (the "CURRENT SHARES") and (ii) any additional shares of capital stock of the Company that the Sellers would acquire without breaching Paragraph 6.7, so that the total number of such additional shares and of the Current Shares shall be equal to at least 50% of the number of Outstanding Shares plus one such share (the Current Shares and any such additional shares, collectively the "SHARES", or, individually, a "SHARE"). The Shares shall be transferred to Buyer free and clear of all liens, claims and encumbrances.

          The "OUTSTANDING SHARES" shall be all the capital shares of the Company issued and outstanding as of the "Closing Date" (as defined in Paragraph 11.1).


     2.   PURCHASE PRICE.

          The purchase price (the "PURCHASE PRICE") to be paid by Buyer to Sellers hereunder shall be equal to the Share Price (as defined below) multiplied by the number of Shares.

          2.1  SHARE PRICE.

               The price for each Share (the "SHARE PRICE") shall equal the amount determined by the following formula: seven TIMES the Company's "EBITDA" (as defined below) MINUS total "Net Debt" (as defined below) DIVIDED by the number of Outstanding Shares. By way of example, assuming BEF 700,000,000 consolidated 1997 EBITDA, BEF 2 billion Net Debt and 1,333,000 Outstanding Shares, the Share Price would equal BEF 2,900,000,000/1,333,000 = BEF 2,176 per Share.

          The "EBITDA" will be the sum of the amounts under the following income statement captions in the Company Financial Statements (as defined in Paragraph 4.6.1) for the year ended December 31, 1997:

               III  Operating profits
               IID  Depreciation
               IIE Increase or decrease in amounts written off stocks, contracts in progress and trade debtors (not to exceed BEF 5,000,000)

          By way of example, the EBITDA as of December 31, 1996, amounted to BEF'000' 570,105.

               The "NET DEBT" shall mean the "Debt" (as defined below),LESS the "Current Assets" (as defined below), LESS the amount of the Company's and its "Subsidiaries'" (as defined in Paragraph 4.3.1) actual capital spending for 1998 occurring on or before December 31, 1997 (but only to the extent such spending is incurred in compliance with the schedule of total budgeted capital expenses for 1998 as set forth in SCHEDULE 2.1), and LESS the proceeds of the sale of any fixed asset of the Company where such assets are not used in the business of the Company and its Subsidiaries and have not generated any income included in the calculations of EBITDA for the year ending December 31, 1997 (and in each case as set forth on SCHEDULE 2.1) and where such sale shall be effected between January 1, 1998 and the Closing Date.

               The "DEBT" will be the "Investco Fee" (as defined in Paragraph 4.12), plus the sum of the amounts under the following balance sheet captions in the Company Financial Statements for the year ended December 31, 1997:

               X    Amounts payable after one year
               XI   Amounts payable within one year
               XII  Accrued charges and deferred income

          By way of example, the Debt as of December 31, 1996, amount to BEF'000' 3,275,043.

          The "CURRENT ASSETS" will be the sum of the amounts under the following balance sheet captions in the Company Financial Statements for the year ended December 31, 1997:

               VII  Stock and contracts in progress
               VIII Amounts receivable within one year
               IX   Investments
               X    Cash in hand and at the bank
               XI   Deferred charges and accrued income

          By way of example, the Current Assets as of December 31, 1996, amount to BEF'000' 780,189.

          2.2  PAYMENT OF PURCHASE PRICE.

               The Purchase Price shall be payable to each Seller at the Closing, in proportion to the number of Shares respectively sold by each of them to Buyer, by wire transfer of cash equal to 80% of the Purchase Price and delivery of shares of Premier Parks Inc. ("PREMIER") common stock, par value US $0.05 per share ("PREMIER COMMON STOCK") equal to 20% of the Purchase Price, with cash paid in lieu of issuing fractional shares of Premier Common Stock.
The number of shares of Premier Common Stock to be issued to Sellers shall be calculated by dividing 20% of the Share Price by the average of the closing prices of the Premier Common Stock on the NASDAQ National Market or the New York Stock Exchange Composite Reporting System, as the case may be, in either case as reported in the WALL STREET JOURNAL, for the ten (10) trading days immediately preceding the date hereof, translated into BEF using the noon buying rate in The City of New York for cable transfers in BEF as certified for customs purposes by the Federal Reserve Bank of New York (the "NOON BUYING RATE") on the date hereof.


     3.   ADDITIONAL CONSIDERATION.

          At the Closing, Buyer shall cause Premier to issue to each Seller, as additional consideration for the transfer of the Shares, non-transferable contingent value rights (collectively, the "CONTINGENT VALUE RIGHTS") to receive (subject to Paragraph 16.17 hereof and without prejudice to Paragraph 7.4) additional shares of Premier Common Stock based upon the following formulas:

          (a) If the gross revenues (excluding VAT) of the Company's parks owned at the time of the Closing (the "PARKS") is equal to or exceeds BEF 3,325,000,000 for any one of the three full fiscal years after the Closing (fiscal years 1999, 2000 or 2001), Buyer shall cause Premier to issue to each holder of Contingent Value Rights that number of shares of Premier Common Stock equal to such holder's Initial Amount (as defined below) divided by the Relevant Price (as defined below).

          (b)  in addition to the foregoing, if the gross revenues (excluding
               VAT) of the Parks is equal to or exceeds BEF 3,675,000,000 for any one of the three full fiscal years after the Closing (fiscal years 1999, 2000 or 2001), Buyer shall cause Premier to issue to each holder of

               Contingent Value Rights that number of shares of Premier Common Stock equal to such holder's Secondary Amount (as defined below) divided by the Relevant Price.

          In the event that any Park is closed (either permanently or for more than 30 consecutive days during the operating calendar under which such Park currently operates) or sold (whether selling the Park or by selling the stock of an entity which owns the Park) prior to the completion of such Parks 2001 operating season, the gross revenue (exclusive of VAT) for that Park during such fiscal year shall be deemed to equal the full amount of gross revenue (exclusive of VAT) for that Park for the most recent full fiscal year of operation.

          The "INITIAL AMOUNT", if any, and the "SECONDARY AMOUNT", if any, for any holder of Contingent Value Rights shall, in each case, equal BEF 262,500,000 MULTIPLIED by a fraction, the numerator of which equals such holder's Individual Stock Consideration (as defined below) and the denominator of which equals the Total Consideration (as defined below).

          The "RELEVANT PRICE" for any period, shall equal the average of the closing prices of the Premier Common Stock on the NASDAQ National Market or the New York Stock Exchange Composite Reporting System, as the case may be, in either case as reported in the WALL STREET JOURNAL, for the ten (10) trading days immediately preceding the second trading date prior to the corresponding date of the issuance of the shares by Premier, translated into BEF using the Noon Buying Rate of the second business day prior to the corresponding date of the issuance of shares.

          The "TOTAL CONSIDERATION" shall mean the Share Price MULTIPLIED by the Outstanding Shares.

          The "INDIVIDUAL STOCK CONSIDERATION" shall mean the BEF value, measured by using the Noon Buying Rate on the date hereof and pursuant to Paragraph 2.2, of all shares of Premier Common Stock received by such Seller on the Closing Date with respect to the Shares that Seller sold hereunder.

          By way of example, assuming gross revenues for the Parks was BEF 3,450,000,000 for fiscal year 2000, that Total Consideration was BEF 100,000,000 and that a Seller received cash consideration and stock consideration hereunder of BEF 8,000,000 and BEF 2,000,000, respectively, such Seller's Initial Amount would be calculated as follows: BEF 262,500,000 x 2,000,000/100,000,000 = BEF
5,250,000.

     4.   REPRESENTATIONS AND WARRANTIES OF SELLERS.

          With such exceptions as are set forth on the referenced schedules to this Agreement (all of such schedules are collectively referred to as the "SELLERS DISCLOSURE STATEMENT"), Sellers hereby represent and warrant to Buyer as set forth in this Article 4. Sellers make no representation and give no warranty other than those expressly set forth in this Article 4 and no additional representations or warranties may be implied. For the purposes of this Article 4, "material", "materially", "material adverse effect" or "materiality" shall mean with respect to any event, circumstance or condition, that such event, circumstance or condition causes, or is reasonably likely to cause, a loss to or a reduction in the value of the Company or any of its Subsidiaries in an amount equal to or exceeding BEF 5,000,000 (five million).

          4.1  ORGANIZATION AND GOOD STANDING.

               4.1.1 Each Seller is a corporation ("SOCIETE ANONYME") duly organized, validly existing and in good standing under the laws of Belgium, has full corporate power and authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it.

               4.1.2 The Company is a corporation ("SOCIETE ANONYME") duly organized, validly existing and in good standing under the laws of Belgium, has full corporate power and authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it.

               4.1.3 Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full corporate power and authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it.

               4.1.4     SCHEDULE 4.1.4 contains complete and correct copies of
(i) the By-Laws or other charter or similar documents of the Company, as in effect on the date hereof (the "BY-LAWS") and (ii) the By-Laws or other charter or similar documents of each Subsidiary, as in effect on the date hereof.

               4.1.5 The business of the Company, as described in the "Annual Reports" (as defined in Paragraph 4.6.2) and Company Financial Statements, is conducted directly and entirely by the Company and its Subsidiaries. No Seller nor any Seller's

"Affiliate" (as defined in Paragraph 16.10), nor officer nor director of either the Company or any Seller or Seller Affiliate (i) own, directly or indirectly, individually or collectively, any interest in (a) any business, properties or assets which are necessary or useful for the conduct of the business of the Company or any Subsidiary, or (b) any Person which is engaged in the business of owning and operating amusement parks or in any related business, or (ii)(x) is a lessor, lessee or customer of, or supplier of goods or services to the Company or any Subsidiary, (y) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to the Company or any Subsidiary or (z) has sold to, or purchased from, the Company or any Subsidiary any assets or property for aggregate consideration in excess of BEF 3,000,000 since January 1, 1995.

               4.1.6 None of the Company or the Company's directors, officers, agents or employees has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

          4.2  CAPITALIZATION.

               4.2.1 The Company has 1,333,000 shares of capital stock issued and outstanding as of the date hereof, and SCHEDULE 1 sets forth the ownership of all such shares owned by Sellers on the date hereof. The shares of capital stock of the Company are listed on the Brussels Stock Exchange and are validly issued, fully paid and nonassessable and have been issued in full compliance with all applicable laws. In addition, the Company has issued:

          (a) 321,724 warrants (the "WARRANTS") to acquire in the aggregate 160,862 new shares of the Company (each Warrant being entitled to acquire 1/2 of a share) at an exercise price of BEF 3,250 per share, the Warrants expiring, if not exercised, on December 20,
               1997.   The Warrants are listed on the Brussels Stock Exchange.

          (b) 321,724 subordinated bonds (the "BONDS") bearing interest at 6.75% and with a nominal value of BEF 3,200 each. The Bonds are repayable by June 30, 1999, and the Company has repurchased 125,385 Bonds as of the date hereof, which Bonds will be destroyed in accordance with a decision taken by the Board of Directors of the Company on December 11, 1997. The Bonds are listed on the Brussels Stock Exchange.

               4.2.2 Sellers own full, exclusive and unconditional title into all of the Current Shares, free and clear of all "Liens" (as defined in Paragraph 16.10) or adverse rights of any kind whatsoever, and will own at the time of the Closing full, exclusive and unconditional title in and to all of the Shares, free and clear of any Liens or adverse rights of any kind whatsoever, all except for the pledge of Generale Bank on 514,816 shares owned by Centrag S.A. (the "PLEDGE"). The Shares will constitute, at the time of the Closing, at least 50% of the total number of the Outstanding Shares, plus one such share. On the Closing Date, (i) the Buyer shall acquire the full, exclusive and unconditional ownership of the Shares and therefore the control over the Company (and, indirectly, the control of the Subsidiaries) and (ii) the Shares transferred from Sellers to Buyer hereunder shall be fully vested with all of their voting rights and with the right to share in the profits, dividends and other distributions of the Company from the Closing Date.

               4.2.3 Except as disclosed herein, there are no options, warrants, subscriptions or other rights outstanding for the purchase of, nor any securities convertible into, capital shares or founders shares of the Company, nor are there any other outstanding securities which allow the holders thereof voting rights or any rights to share in the profits or assets of the Company.
No shares of the Company are held as treasury stock.

               4.2.4 There are no agreements granting to any Person the right to a position on the Board.

          4.3  INVESTMENT IN OTHER ENTITIES.

               4.3.1 SCHEDULE 4.3.1 sets forth (i) the name of each corporation of which the Company, directly or indirectly, owns shares of capital stock or any other class of voting equity having in the aggregate of 50% or more of the total combined voting power of the issued and outstanding shares of capital stock entitled to vote generally in the election of directors of such corporation (individually, a "SUBSIDIARY", and collectively, the "SUBSIDIARIES"); and (ii) in the case of each of the Subsidiaries and such other corporations described in the foregoing clause (i), (A) the jurisdiction of incorporation and (B) the capitalization thereof and the percentage of each class of voting stock owned by the Company or by any of its Subsidiaries, on the date hereof. Other than the Subsidiaries, the Company or its Subsidiaries does not own or have the right to acquire any other equity interest or investment in any other entity.

               4.3.2 All of the outstanding shares of capital stock and founders shares of each Subsidiary are validly issued and non-assessable and have been issued in full compliance with all applicable securities laws, and, except as specified in SCHEDULE 4.3.2, are owned of record and beneficially, directly or indirectly, by the Company, free and clear of any Liens.

               4.3.3 There are no options, warrants, subscriptions or other rights outstanding for the purchase of, nor any securities convertible into, capital shares or founders shares of any Subsidiary nor are there any other outstanding securities which allow the holders thereof voting rights or rights to share in the profits or assets of any Subsidiary. No shares of any Subsidiary are held as treasury stock.

          4.4  AUTHORITY.

               Sellers have the full corporate power and authority to execute and deliver this Agreement, to perform the obligations and covenants set forth herein and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each Seller, and no further corporate action is necessary on the part of any Seller to make this Agreement binding upon each Seller in accordance with its terms. This Agreement has been duly executed and delivered by Sellers and constitutes the valid and binding agreement of each Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There is no restriction on the power of any Seller to sell and deliver the Shares.

          4.5  NO CONFLICTS OR VIOLATIONS.

               4.5.1 Except for the matters set forth in SCHEDULE 4.5.1, neither the execution and delivery of this Agreement by Sellers, nor the consummation of the transactions contemplated hereby, will violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, permit the acceleration of any obligation under or result in the creation of a Lien under: (a) any term or provision of the by-laws of any Seller or the By-Laws; (b) any judgment, decree or order of any "Governmental Entity" (as defined in Paragraph 16.10) or any agreement, contract or instrument to which any Seller or the Company or any Subsidiary is a party or by which any of them or any of their properties is bound or affected; or (c) any "Legal Requirements" (as defined in paragraph 16.10) applicable to the Company or any Subsidiary or to any Seller.

               4.5.2 Except for the By-Laws, there are no agreements, commitments or understandings of any nature whatsoever in effect between any Seller and any other shareholder of the Company and/or any other Person that, directly or indirectly, create, modify, supplement, amend, waive, avoid, regulate or otherwise concern their rights, privileges, obligations or duties (including, but not limited to, voting rights, right to dividends, options, subscription rights), as shareholders or potential shareholders of the Company.

          4.6  FINANCIAL STATEMENTS, ANNUAL REPORTS; UNDISCLOSED LIABILITIES.

               4.6.1 Sellers have delivered to Buyer a true and complete copy of the balance sheet of the Company and its consolidated Subsidiaries as at December 31, 1996 and the related statements of income, cash flow and changes in shareholder's equity for the year then ended, and (at the latest on February 23, 1998) Sellers shall deliver to Buyer a true and complete copy of the balance sheet of the Company and its consolidated Subsidiaries as at December 31, 1997 and the related statements of income, cash flow and changes in shareholder's equity for the year then ended, in each case together with the audit report thereon (collectively, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements have been (or in the case of the Company Financial Statements for the year ended December 31, 1997, will be) prepared in accordance with IASC (except where these are in conflict with Belgian generally accepted accounting principles, in which case such statements shall comply with Belgian generally accepted accounting principles) consistently applied throughout the periods involved, excepted as otherwise provided in those statements (provided that in all events, the Company Financial Statements for the year closed December 31, 1997 shall be consistent with the Company Financial Statements for the year ended December 31, 1996). The Company Financial Statements, including the notes thereto and taking the matters referred to in SCHEDULE 4.6 into account, present fairly and accurately in all material respects the financial position, income cash flow and changes in shareholder's equity of the Company and its consolidated Subsidiaries for the dates and periods indicated.

               4.6.2 Sellers have delivered to Buyer a true and complete copy of the Annual Report of the Company and its consolidated Subsidiaries for the year ended December 31, 1996, and (at the latest on February 23, 1998) Sellers shall deliver to Buyer a true and complete copy of the Annual Report of the Company and its consolidated Subsidiaries for the year ended December 31, 1997 (collectively, the "ANNUAL REPORTS"). The Annual Reports do not (or in the case of the Annual Report for the year ended December 31, 1997, will not) contain any untrue statement of material fact, or omit to state any material fact in order to make such Annual Report not misleading.

               4.6.3 Except for the matter referred to in Schedule 4.6, the Company has no liabilities or obligations, either direct or indirect, matured or unmatured or absolute, contingent or otherwise except (i) those liabilities or obligations set forth on the Company Financial Statements dated as of December 31, 1996 and not heretofore paid or discharged, (ii) liabilities arising in any ordinary course of business under any agreement, contract, commitment, lease or plans specifically disclosed to Buyer in writing, and (iii) those liabilities or obligations incurred consistently with past business practice, in or as a result of the normal and ordinary course of business since December 31, 1996. For the purpose of this Paragraph, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

          4.7  ABSENCE OF CERTAIN CHANGES.

               Except as set forth on SCHEDULE 4.7 since December 31, 1996, (i) each of the Company and the Subsidiaries has conducted its business in the ordinary course, consistent with past practice, (ii) no event has occurred which has or which would reasonably be expected to have, in the aggregate, a material adverse effect on the Company or any Subsidiary and (iii) neither the Company nor any Subsidiary has taken any action which would be prohibited by Paragraph 6.4.

          4.8  INTERESTS IN COMPETITORS AND SUPPLIERS.

               Except as set forth on SCHEDULE 4.8 no Seller nor any of their Affiliates, nor any other Affiliates of the Company, own, directly or indirectly, individually or collectively, any interest in any Person which (a) is a competitor, customer or supplier of the Company or any Subsidiary, or (b) has an existing contractual relationship with the Company or any Subsidiary. Ownership of not more than one percent of any class of capital stock of any publicly traded corporation shall not constitute a breach of the representations and warranties contained in this paragraph.

          4.9  REAL ESTATE

               4.9.1 The Company and its Subsidiaries currently own sufficient title to or have valid leases, in each case entitling the Company and its Subsidiaries to occupy all of the real estate on which the amusement parks listed in the Annual Reports and which are currently operated by the Company and its Subsidiaries are located (the "REAL ESTATE").

               4.9.2 All deeds and other documents necessary to prove or show title to the Real Estate are in the possession of or held to the order of the Company or a Subsidiary.

               4.9.3 No proposal has been made, nor do there exist any circumstances rendering it likely that any proposal will be made, for the compulsory acquisition of the whole or any part of the Real Estate.

               4.9.4 To the best knowledge of Sellers, (a) none of the facilities necessary for access, enjoyment and current use of the Real Estate or any part of them are enjoyed on terms entitling any person to terminate or curtail the same, and (b) none of the Real Estate is subject to any legal restrictions or encumbrances that would materially interfere with the current use and operation of the Real Estate by the Company and its Subsidiaries.

          4.10 LITIGATION; DECREES

               There are no judicial or administrative actions, proceedings or investigations pending or, to the best knowledge of Sellers, threatened that question the validity of this Agreement or any action taken or to be taken by any Seller in connection with this Agreement. Except as listed or described on
SCHEDULE 4.10, there are no (i) lawsuits, claims, administrative or other proceedings or investigations pending against the Company or any Subsidiary, or to the best of Seller's knowledge, threatened by, against of affecting the Company or any Subsidiary or any Affiliate thereof or (ii) judgments, orders or decrees of any Governmental Entity binding on the Company or any Subsidiary or their respective assets. Without limiting the generality of the foregoing, all pending claims or allegations asserted against the Company or any Subsidiary within the last three years based upon or arising from any injury or harm to any person resulting from the negligence of malfeasance (or alleged negligence or malfeasance) of the Company or any Subsidiary or any employee or agent thereof occurring at or upon any property owned or leased by the Company or any Subsidiary is set forth on SCHEDULE 4.10.

          4.11 COMPLIANCE WITH LAW; PERMITS

               To the best knowledge of Sellers, the Company and its Subsidiaries have complied in all material respects with all Legal Requirements, judgments, orders and decrees of any Governmental Entity.

          4.12 COMMISSIONS OR FINDER'S FEES

               Neither the Company nor any Subsidiary nor any person or entity acting on behalf of the Company or any Subsidiary has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, except as set forth on
SCHEDULE 4.12 (the "INVESTCO FEE").

          4.13 DISCLOSURE

               No representation or warranty by Sellers contained in this Agreement, and no statement contained in any document (including without limitation the Company Financial Statements, the closing documents delivered pursuant to this Agreement, the Sellers Disclosure Statement and all items furnished to Buyer or to which Buyer is given access pursuant to Paragraph 6.2), list, certificate or other instrument furnished or to be furnished by or on behalf of Sellers or any Affiliate thereof to Buyer or any of its representatives in connection with the transactions contemplated hereby, contain or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Sellers have not failed to disclose to Buyer any fact which would reasonably be determined to have a material adverse effect on the Company's business, financial condition, results of operations or prospects, or which is otherwise material to the Company or any Subsidiary.

          4.14 INTELLECTUAL PROPERTY

               SCHEDULE 4.14 contains a list of material patents, trade names, trademark registrations and applications, and service marks to which the Company or a Subsidiary, as indicated, owns the entire right, title and interest including, without limitation, the right to use and license the same. The Company and the Subsidiaries have the right to use any software they use which is material to the running of their business.

          4.15 NON US PERSON

               Each Seller represents that it is a non "US Person" as such term is defined in Regulation S under the United States Securities Act of 1933.

          4.16 INVESTIGATION

               Each Seller represents and warrants to Buyer that Buyer has made available to such Seller or its agents Buyer's most recent Annual Report on Form 10-K, Proxy Statement and Prospectus filed by the Buyer with the United States Securities and Exchange Commission. Each Seller acknowledges and agrees that share certificates representing the shares of Premier Common Stock will contain a legend substantially as follows:

     "THIS CERTIFICATE AND THE SHARE EVIDENCED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES

     ACT") OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY BE OFFERED, SOLD, PLEDGED OR TRANSFERRED ONLY PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT."

          4.17 CONSENTS.

               No authorizations, approvals or consents of any Governmental Entity, commission, bureau, agency or other public body or authority are required for any Seller to enter into this Agreement.


     5.   REPRESENTATIONS AND WARRANTIES OF BUYER.

          With such exceptions as are set forth on the referenced schedules to this Agreement (all of such schedules are collectively referred to as the "BUYER DISCLOSURE STATEMENT"), Buyer hereby represents and warrants to Sellers as follows:

          5.1  ORGANIZATION AND GOOD STANDING.

               Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it. Buyer is duly qualified and in good standing as a foreign corporation in each jurisdiction where the character or location of the assets owned by it or the nature of the business transacted by it requires such qualification, except where failure to be so qualified would not have a material adverse effect on the financial condition, results of operations, business or prospects of Buyer and its subsidiaries, taken as a whole.

          5.2  AUTHORITY.

               Buyer has the full corporate power and authority to execute and deliver this Agreement, to perform the obligations and covenants set forth herein and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer. No further corporate action is necessary on the part of Buyer to make this Agreement binding upon it in accordance with its terms. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

          5.3  CONSENTS.

               No authorizations, approvals or consents of any Governmental Entity, commission, bureau, agency or other public body or authority are required for Buyer to enter into this Agreement.


     6.   OBLIGATIONS AND COVENANTS OF SELLERS.

          Sellers hereby covenant and agree as follows:

          6.1  REASONABLE EFFORTS.

               Subject to the other provisions of this Agreement, Sellers shall use their reasonable efforts: (a) to take, or cause to be taken, all actions necessary, proper or advisable to obtain all approvals of Governmental Entities and consents of third parties required to be obtained by or on behalf of the Company, its Subsidiaries or Sellers to consummate the transactions contemplated by this Agreement; and (b) to satisfy or cause to be satisfied all of the conditions precedent to its obligations or the obligations of Buyer under this Agreement to the extent that its action or inaction can control or influence the satisfaction of such conditions.

          6.2  DUE DILIGENCE INVESTIGATION.

               Prior to Closing, Sellers shall permit Buyer, and shall cause the Company and its Subsidiaries to permit Buyer, to conduct such investigation of the condition (financial or otherwise), business, assets, properties, operations or prospects of the Company and its Subsidiaries as Buyer shall reasonably deem appropriate including, without limitation, with respect to any matters set forth on the Sellers Disclosure Statement and with respect to the Company Financial Statements. Sellers shall, and shall cause the Company and its Subsidiaries to, provide Buyer and its agents and representatives, including its independent accountants, internal auditors and attorneys, full and complete access to all the facilities, offices and personnel (including the Company's auditors) of the Company and its Subsidiaries, and shall cause the Company's and its Subsidiaries' officers, employees, auditors and advisors to furnish Buyer with such financial and operating data and other information (including audit work papers) with respect to the condition (financial or otherwise), business, assets, properties, operations or prospects of the Company and its

Subsidiaries as Buyer shall request. However, no such investigation of Buyer shall be conducted in a manner that would or could interfere unreasonably with the operation of the businesses of the Company or of its Subsidiaries, and neither Buyer nor any of its Representatives shall be present on the premises of the Company or of any of its Subsidiaries without the Sellers prior consent, which shall not be unreasonably withheld.

          6.3  FINANCIAL STATEMENTS

               Beginning with a monthly report for December 1997, Sellers shall cause the Company to deliver to Buyer, at the latest on the 15th day of each succeeding month, copies of monthly management reports for the month ended immediately prior thereto. Each of such monthly management report shall be prepared in accordance with past practice.

          6.4  CONDUCT OF BUSINESS.

               From December 31, 1996 and until the Closing Date, (a) the Company and its Subsidiaries have conducted, and Sellers shall cause the Company and its Subsidiaries to conduct, their business only in the ordinary course, consistent with past practices and (b) the Company and its Subsidiaries have used, and Sellers shall cause the Company and the Subsidiaries to use, reasonable efforts to maintain and preserve their business organizations and material rights, franchises and properties, and to retain the services of their officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from December 31, 1996 until the Closing Date, the Sellers shall cause the Company and the Subsidiaries not to, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of Buyer:

               (a) split, combine or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

               (b) issue, sell, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class;

               (c) intentionally incur any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practices or issue any debt, securities or, other than in the ordinary course consistent with past practices, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

               (d) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or significant assets thereof or acquire, or agree to acquire, directly or indirectly, any equity interest in any person or incur any capital expenditures, other than the capital expenditures set forth on SCHEDULE 2.1;

               (e) amend or modify the By-Laws or other similar charter documents;

               (f) sell, lease, license, encumber or dispose of any of its assets, other than in the ordinary course of business consistent with past practices;

               (g) amend or terminate any material contract or other agreement, other than in the ordinary course of business consistent with past practices or fail to renew any material contract or other agreement pursuant to the exercise of contractual renewal rights provided that in each event the Company shall obtain the written consent of Buyer with respect thereto;

               (h) make any change in financial or tax accounting methods, principles or practices or make or revoke, or cause to be made or revoked, any elections with respect to taxes, unless required by IASC or applicable law;

               (i) extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practices (provided that refraining from pursuing collection of delinquent accounts shall not be deemed to be extending credit);

               (j) fail to maintain all books, accounts and records in the usual, regular an ordinary manner on a basis consistent with prior years;

               (k) fail to use all commercially reasonable efforts to take, or omit to use all commercially reasonable efforts to take, any action where such failure or omission would cause (x) any representation or warranty in Article 4 hereof (but excluding any representations or warranties which specifically relate to an earlier date) to be untrue or incorrect in any material respect as of the Closing or (y) any of the conditions to the Closing set forth in Articles 8 or 9 not being satisfied;

               (l) adopt or amend in any material respect any collective bargaining agreement or employee benefit plans other than as required by law;

               (m) grant to any executive officer any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into any employment agreement with any executive officer, except as may be required under employment or termination agreements in effect on the date of this Agreement;

               (n) enter into any agreement, including an agreement to purchase or lease assets or operating supplies, which includes an aggregate payment or commitment on the part of either party or more than BEF 1,000,000, other than agreements or arrangements entered into in the ordinary course of business as currently conducted;

               (o) make any changes or agree to make any changes to any federal, state, local or foreign income or franchise tax returns filed prior to the date hereof or file any amended federal, state, local or foreign income or franchise tax returns; or

               (p) agree, in writing or otherwise, to do any of the foregoing.

               However, at any time prior to the Closing Date, the Company shall enter into a consultancy agreement with each of Messrs. Eddy Meeus, Luc Florizoone, Thierry Meeus and Yves Meeus, or with one or more companies controlled by the same (the "CONSULTANCY AGREEMENTS"). The Consultancy Agreements shall be for a fixed term of three (3) years and the Company's aggregate annual expenditures under all the Consultancy Agreements shall amount to BEF 18,500,000; any other terms of the Consultancy Agreements must be approved in advance by Buyer in writing.

          6.5  NOTICE OF DEVELOPMENTS.

               From the date hereof and until the Closing, Sellers shall promptly notify Buyer in writing of any material developments, positive or negative, with respect to the business or operations of the Company, including, without limitation, the occurrence, or threatened occurrence, of any event which would cause or constitute a breach of any of the warranties, representations or covenants of Sellers contained in this Agreement or in any documents or schedules delivered hereunder.

          6.6  TAKEOVER BID.

               From and after the date hereof, Sellers shall, subject to Buyer complying with its obligations under Paragraph 7.2, use best efforts to support the "Takeover Bid" (as defined below) including, without limitation, voting all Shares at any shareholders meeting of the company in favor of such transaction, if required, and causing the Board of Directors of the Company to recommend the Takeover Bid to the remaining shareholders of the Company.

          6.7  MARKET ACTIVITIES

               From and after the date hereof, Sellers shall not, and shall endeavor to cause their officers, shareholders, directors and Affiliates not to, directly or indirectly, take any active or passive action that may reasonably be expected to have any effect on the current value of the shares of capital stock of the Company, Warrants and Bonds listed on the Brussels Stock Exchange. In particular, the Sellers undertake not to purchase any shares of capital stock of the Company, Warrants or Bonds between the date hereof and the Closing, except for purchases of shares of capital stock of the Company from Mr. Eddy Meeus for the sole purpose of complying with Paragraph 9.6. Sellers also agree not to sell any of the Current Shares prior to the Closing.

          6.8  COMMISSIONS OR FINDER'S FEES.

               Sellers, jointly and severally, shall promptly pay, and shall indemnify and hold harmless the Company, each Subsidiary and Buyer with respect to any commission, finders' fee or similar payment claimed by any Person with this Agreement or any matter related thereto, other than the Investco Fee, which shall be paid by the Company and included in Net Debt.


     7.   OBLIGATIONS AND COVENANTS OF BUYER.

          Buyer hereby covenant and agree as follows:

          7.1  REASONABLE EFFORTS.

               Subject to the other provisions of this Agreement, Buyer agrees to use its reasonable efforts: (a) to take, or cause to be taken, all actions necessary, proper or advisable to obtain all approvals of Governmental Entities and consents of third parties required to be obtained by or on behalf of Buyer to consummate the transactions contemplated by this Agreement; and (b) to satisfy or cause to be satisfied all of the conditions precedent to its obligations or to the obligations of Sellers under this Agreement, to the extent that its action or inaction can control or influence the satisfaction of such conditions.

          7.2  TAKEOVER BID.

               Following the Closing, Buyer shall commence and conduct a "public takeover bid" (as defined and regulated under Belgian law) for all of the remainder of the Outstanding Shares (the "TAKEOVER BID"). The Takeover Bid shall be conducted in compliance with all applicable laws and regulations and with all advises and requests validly made by the Belgian COMMISSION BANCAIRE ET FINANCIERE in respect of the Takeover Bid.

          7.3  EXCLUSIVE DEALING.

               Unless this Agreement has been terminated in accordance with its terms, neither Buyer, nor any of its Representatives, shall, directly or indirectly, solicit or encourage inquiries or proposals from, or participate in any negotiations or discussions or enter into any agreements or understandings with, or furnish any information to, third parties with respect to the purchase of any shares of capital stock of the Company.

          7.4  CAPITAL INVESTMENTS.

               If, but only if, the Closing occurs, Buyer or the Company will invest a minimum of BEF 1,400,000,000 (the "MINIMUM AMOUNT") in cumulative capital improvements in the Parks for the first three seasons after the end of the 1998 season (i.e., 1999, 2000 and 2001). Buyer or the Company will invest at least 40% (forty per cent) of the Minimum Amount for the 1999 season. If for any reason whatsoever Buyer fails to comply with its obligations under this Paragraph 7.4, or if, before December 31, 2001, Buyer sells the Company or any of its Subsidiaries, or if, before the same date, the Company sells substantially all of its assets, then the holders of the Contingent Value Rights shall be entitled to receive from Premier, and Buyer shall cause Premier to issue to such holders, the number of shares of Premier Common Stock as provided for in Paragraphs 3(a) and 3(b) as if the gross revenue for the Parks would be BEF 3,675,000,000 for any of the fiscal years 1999, 2000 or 2001; provided however that once a payment has been made under Paragraph 3(a) there are no further rights under such Paragraph 3(a), and that once a payment has been made under Paragraph 3(b) there are no further rights under such Paragraph 3(b).

     8.   CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS.

          The obligations of each party under this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions, except to the extent the parties may waive any of such conditions in writing:

          8.1  CONSENTS.

               All authorizations, approvals, orders and consents of, and registrations, declarations and filings with, any Governmental Entity required for consummation of the transactions contemplated by this Agreement shall have been obtained or made (other than the filing of any documents required to be filed after the Closing Date).

          8.2  LITIGATION.

               On the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order, and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, delay or restructure the transactions contemplated by this Agreement.

          8.3  SECURITIES AND COMPETITION LAW COMPLIANCE.

               All applicable securities and competition laws applicable to the sale of the Shares shall have been complied with in all material respects.

     9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

          The obligations of Buyer under this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions, except to the extent Buyer may waive any such conditions in writing:

          9.1  REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS.

               All representations and warranties of Sellers contained in or made under or in connection with this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date, except as to changes contemplated or permitted by this Agreement, with the same force and effect as if such representations and warranties had been made as of the Closing Date, and Sellers shall have performed all actions, agreements and covenants required by this Agreement to be performed by them on or prior to the Closing Date.

          9.2  CONSENTS.

               There shall have been obtained (a) all consents or approvals of any third party required under the terms of any material agreement, including those agreements referred to in Schedule 4.5.1 as a result of or in connection with the consummation of the transactions contemplated by this Agreement, and (b) all other consents or approvals of any Person required for the consummation of the transactions contemplated by this Agreement.

          9.3  OTHER LEGAL MATTERS.

               Buyer shall have received from Jones, Day, Reavis & Pogue, counsel to Sellers, an opinion dated as of the Closing Date in form and substance reasonably satisfactory to Buyer, covering among other things, due incorporation, existence and capitalization of the Company and its Subsidiaries, and the due existence, incorporation and authority of each Seller.

          9.4  RELEASE OF PLEDGE.

               Generale Bank's Pledge on the Shares has been released.

          9.5  NO MATERIAL ADVERSE CHANGE.

               Since December 31, 1996, there shall have occurred no material adverse change to the business, operations, financial condition or prospects of the Company and its Subsidiaries.

          9.6  OWNERSHIP OF SHARES.

               Upon consummation of the Closing, Buyer shall acquire full, exclusive and unconditional ownership of the Shares, which Shares shall constitute at least 50% of the total number of Outstanding Shares plus one share, as calculated on a fully-diluted basis taking into account all options, warrants, subscription and other rights outstanding for the purchase of capital shares or founder shares of the Company and any securities which allow the holders thereof voting rights or any rights to share in the profits of the Company.

          9.7  WARRANTS.

               There shall be no Warrants outstanding.

          9.8  DIRECTORS.

               The Boards of Directors of the Company shall have co-opted such directors as indicated by Buyer.

     10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.

          The obligations of Sellers under this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions, except to the extent Sellers may waive any such conditions in writing:

          10.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.

               All representations and warranties of Buyer contained in or made under or in connection with this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date, except as to changes contemplated or permitted by this Agreement, with the same force and effect as if such representations and warranties had been made as of the Closing Date, and Buyer shall have performed all agreements and covenants required by this Agreement to be performed by them on or prior to the Closing Date.

          10.2 OTHER LEGAL MATTERS.

               Sellers shall have received from Weil, Gotshal & Manges LLP, counsel to Buyer, an opinion dated as of the Closing Date in form and substance reasonably satisfactory to Sellers, covering among other things, due incorporation, existence and capitalization of Premier, and the due existence, incorporation and authority of Buyer.

     11.  CLOSING.

          11.1 TIME AND PLACE.

               The consummation of the transactions contemplated by this Agreement is herein referred to as the "CLOSING", and the date on which the Closing occurs is herein referred to as the "CLOSING DATE". The Closing shall take place at 10:00 a.m. on

March 6, 1998 at the offices of Puilaetco, 46 avenue Herrmann Debroux, 1160 Brussels, Belgium, or on such other date and at such other place as Buyer and Sellers may determine by mutual agreement. If the conditions specified in this Agreement have not been fulfilled by that date, either Buyer or Sellers may postpone the Closing for a reasonably necessary period or periods not exceeding an aggregate of 90 days by written notice to the other party. Regardless of the actual time of the Closing, the Closing shall be effective for all purposes as of the opening of business on the Closing Date. Unless the context indicates otherwise, all references herein to the "Closing Date" and the "Closing" shall mean the date on which and the time at which the Closing is effective.

          11.2 DELIVERIES AT CLOSING.

               At the Closing, Buyer shall cause the cash portion of the Purchase Price referred to in Paragraph 2.2 to be wired to the single account designated by Sellers for all Sellers and, upon written confirmation from the sending bank that said wire transfer has commenced (which written confirmation shall include the confirmation number of such transfer), the parties shall take the actions set forth below. Buyer shall also deliver to each Seller, Premier's stock certificates representing such Seller's pro rata portion of the Purchase Price to be paid in Premier Common Stock.

               11.2.1 BUYER. Buyer shall deliver to Sellers the following documents, instruments and other items, each dated, unless otherwise indicated, as of the Closing Date:

               (a) A certificate, executed by an executive officer of Buyer, on behalf of Buyer, stating that, as of the Closing, all of the representations and warranties of Buyer contained in this Agreement are true and accurate in all material respects; and Buyer has duly performed all obligations and covenants to be performed by them hereunder; and

               (b) A copy of the resolutions of the Board of Directors of Buyer approving the execution, delivery and performance of this Agreement, certified by the Secretary or Assistant Secretary of Buyer.

               11.2.2 SELLERS. At Closing Sellers shall deliver to Buyer the following documents, instruments and other items, each dated, unless otherwise indicated, as of the Closing Date:

               (a) A certificate, executed by an executive officer of each Seller, stating that, as of the Closing, all of the representations and warranties of Sellers contained in this Agreement are true and accurate in all material respects; and

     Sellers have duly performed all obligations and covenants to be performed by it hereunder;

               (b) An original copy of the resolutions of the Board of Directors of each Seller approving the execution, delivery and performance of this Agreement;

               (c)  The stock certificates representing the Shares;

               (d) Except for the Directors co-opted in accordance with Paragraph 9.8 and for any other Director of the Company indicated by Buyer, the resignation of each director of the Company and of the Subsidiaries, dated as of the Closing Date; and

               (e) A list of all powers of attorney, proxy or similar authorizations given by the Company or any Subsidiary to any Person and in effect on the Closing Date.

          11.3 OTHER DOCUMENTS AND ACTIONS.

               In addition to the documents and other items specified in Paragraph 11.2, at the Closing, the parties shall execute and deliver, or cause the appropriate parties to execute and deliver, the following documents, each dated as of the Closing Date:

               11.3.1    Generale Bank's release of the Pledge; and

               11.3.2 Such other documents and instruments as may be necessary to carry out the respective obligations of the parties under this Agreement.

     12.  ADDITIONAL AGREEMENTS OF THE PARTIES.

          The following provisions shall apply, and the following actions shall be taken, prior to and subsequent to the Closing:

          12.1 CONSENTS AND APPROVALS.

               The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by all third parties and any Governmental Entity necessary to consummate the transactions contemplated by this Agreement. Each party will keep the other party apprised of the status of any inquiries made of such party by any Governmental Entity or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby or thereby.

          12.2 FURTHER DOCUMENTATION OR ACTION.

               From time to time, at the request of Buyer or of any Seller, as the case may be, whether on or after the Closing and without further consideration, the other parties shall, within a reasonable amount of time after request is made hereunder, execute and deliver to the requesting party such further instruments and take such other actions as may be necessary or convenient to carry out the purposes or intent of this Agreement.

          12.3 COOPERATION.

               After the Closing, upon request, each party shall, subject to applicable Legal Requirements, contractual restrictions and the attorney-client privilege, cooperate with the other in furnishing information, testimony and other assistance in connection with any actions, audits, proceedings, arrangements or disputes involving any of the parties hereto or their Affiliates (other than in connection with disputes between the parties hereto) and based upon contracts, arrangements or acts of the Company and its Subsidiaries which were in effect or occurred prior to the Closing.

          12.4 CONFIDENTIAL INFORMATION.

               Subject to the requirements of any applicable law, order or decree, at all times following the Closing, except with Buyer's prior written consent, Sellers shall not, and shall use best efforts to cause its respective Representatives not to, issue any public announcements or statements with respect to, or otherwise disclose to any Person other than its Representatives, the terms of, or any other information pertaining to, this Agreement or the transactions contemplated hereby; PROVIDED, HOWEVER, the obligations of Sellers under this Paragraph shall not apply to information which is ascertainable from public or trade sources or published information or which is or becomes generally available to the public other than as a result of a disclosure by Sellers or their Representatives in violation of this Agreement.

          12.5 PUBLIC ANNOUNCEMENTS.

               The parties to this Agreement agree not to, and Sellers agree to cause the Company not to, without the prior consent of the other parties hereto (which shall not be unreasonably withheld), issue any press release or other public statements with respects to this Agreement, the transactions contemplated thereby or the Takeover Bid, except as maybe required by any applicable law or regulation, Legal Requirement, court process or by obligation pursuant to any listing agreement or rule of any stock exchange. In the latter case, prior to the issuance of any press release or public statement the party making such press release shall consult with the other parties to this Agreement regarding the contents of any such press release or statement.

          12.6 DISCLOSURE STATEMENTS.

               The Sellers Disclosure Statement and the Buyer Disclosure Statement shall be revised and updated as of the Closing Date by Sellers or Buyer, as the case may be, to ensure that all schedules included therein shall be true and complete in all material respects as of the Closing Date. All such revisions must be satisfactory to Buyer, in the case of the Sellers Disclosure Statement, and to Sellers, in the case of the Buyer Disclosure Statement. Buyer shall not be deemed to have accepted as satisfactory any matters currently set forth on or added to the Sellers Disclosure Statement after the date hereof prior to its complete review of all information relating to such matters. Sellers shall not be deemed to have accepted as satisfactory any matters currently set forth on or added to the Buyer Disclosure Statement after the date hereof prior to its complete review of all information relating to such matters pursuant to Paragraph 6.2. Notwithstanding the provisions of this Paragraph, if Buyer or Sellers proceed to close the transactions contemplated hereby after the receipt of Sellers Disclosure Statement and Buyer Disclosure Statement respectively, or any revisions to the Sellers Disclosure Statement or to the Buyer Disclosure Statement, Buyer or Sellers, as applicable, shall be deemed to have accepted as satisfactory the matters so set forth in the Sellers Disclosure Statement or in the Buyer Disclosure Statament, or added to the Sellers Disclosure Statement or to the Buyer Disclosure Statement, as the case may be.

          12.7 ACQUISITION PROPOSALS.

               Neither Sellers nor their respective officers, directors, employees, representatives or advisors will (and Sellers will cause the Company, its officers, directors, employees, representatives or advisors not
to), formally or informally, directly or indirectly, (i) initiate, solicit or encourage any inquiries or the submission of any proposal by any third party that constitutes or is reasonably likely to lead to an Acquisition Proposal (as defined below) or (ii) engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal.

               For purposes of this agreement, (i) "Acquisition Proposal" shall mean any bona fide proposal, whether in writing of otherwise, made by a third party to effect an Acquisition, (ii) "Acquisition" shall mean the acquisition of beneficial ownership of all of a material portion of the assets of, or any material interest in, the Company (including its Subsidiaries) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, joint venture, or other similar transaction and (iii) "beneficial ownership" of a security includes any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (x) voting power which includes the power to vote, or to direct the voting of, such security and/or (y) investment power, which includes the power to dispose, or to direct disposition of, such security.

          12.8 LOCKUP AGREEMENT.

               Sellers agree, jointly and severally, not to sell, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Premier Common Stock acquired pursuant to this Agreement until the latter of June 6, 1998 or 41 days after the issuance of such shares of Premier Common Stock, and then only pursuant to an effective registration under the United States Securities Act of 1933 or any exemption therefrom. During the foregoing period, Sellers agree that they shall not acquire or maintain any "short position" or hedging transaction (including "puts" and "calls") respecting any shares of Premier Common Stock, the effect of which would be to reduce or shift the risk of ownership of the shares of Premier Common Stock issued to Sellers pursuant to the terms hereof.

          12.9 RESIGNATIONS.

               Buyer shall, at Closing or as soon as possible thereafter, cause a meeting of the shareholders or of the Board of Directors of the Company and of each Subsidiary to be held for the purpose of accepting the resignations of the directors whose resignations will have been delivered to Buyer in accordance with Paragraph 11.2.2(d), cause the acceptance of such resignations, and cause any publications, filings or registrations necessary to make such resignations fully effective to be promptly made.

          12.10  DISTRIBUTIONS OF PURCHASE PRICE.

               Sellers agree not to distribute any portion of the Purchase Price received by Sellers to its shareholders without obtaining from any such distributee, for the benefit of Buyer, an agreement to be liable for the breach of any representation, warranty, or covenant of the applicable Seller to the extent of the amount so distributed.

     13.  SURVIVAL OF REPRESENTATIONS.

          All statements contained in any schedule, statement, certificate or other instrument delivered pursuant hereto by or on behalf of any party shall be deemed to be representations and warranties made pursuant to this Agreement by such party. Subject to the provisions of Paragraphs 14.4.1,
14.4.2 and 14.4.3, all representations, warranties and agreements made by the parties shall survive the Closing without limitation as to duration and any investigation made by or on behalf of any party hereto.

     14.  INDEMNIFICATION.

          14.1 BY SELLERS.

               Subject to the further provisions of this Article 14, Sellers shall each severally (in proportion to the number of Shares sold by each Seller at Closing) indemnify, defend and hold harmless Buyer, Premier and their respective officers and directors against any and all losses, liabilities, claims, damages, costs and expenses (collectively the "DAMAGES"), insofar as such Damages (or actions in respect thereof) are based upon or arise out of any breach or non-fulfillment of any warranty, representation, covenant or agreement made herein by Sellers. The indemnification obligations provided for in this Paragraph shall be such party's sole remedy with respect to the breach of any warranty, representation, covenant or agreement made by Sellers in this Agreement and such indemnification shall be the several responsibility of each Seller (in proportion to the number of Shares sold by each Seller at Closing), and, without prejudice to Paragraph 14.3.4, they shall not have any right to recover any portion of their liability from the Company or any Subsidiary, whether by right of indemnification, contribution or otherwise; PROVIDED, HOWEVER, that the foregoing shall not apply to limit the rights of Buyer pursuant to Paragraph 16.15 (Specific Performance).

          14.2 BY BUYER.

               Subject to the further provisions of this Article 14, Buyer shall indemnify and hold harmless Sellers and their respective officers and directors against all Damages insofar as such Damages (or actions in respect thereof) are based upon or arise out of any breach of any warranty, representation, covenant or agreement made herein by Buyer.

          14.3 INDEMNIFICATION PROCEDURES.

               14.3.1 NOTICE OF ASSERTED LIABILITY. Promptly after receipt by any party hereto of notice of any assertion or commencement of any action, proceeding or investigation by a third party that may result in Damages (an "ASSERTED LIABILITY"), the party receiving such notice (the "INDEMNITEE") shall give written notice (the "NOTICE") thereof to the indemnifying party or parties (the "INDEMNITOR"). The Notice shall describe the Asserted Liability in reasonable detail and, to the extent practicable, shall indicate the amount (estimated, if necessary) of the Damages that have been or may be suffered by Indemnitee. The failure so to notify Indemnitor shall not relieve it of any liability that it may have to Indemnitee except to the extent that Indemnitor demonstrates that the defense of such Asserted Liability is materially prejudiced thereby.

               14.3.2 OPPORTUNITY TO DEFEND. Indemnitor may elect to compromise or defend, at its own expense and by its own counsel (subject to the reasonable approval of Indemnitee which shall not be unreasonably withheld), any Asserted Liability; PROVIDED, HOWEVER, that Indemnitor may not compromise or settle any Asserted Liability without the consent of Indemnitee unless such compromise or settlement requires no more than a monetary payment for which Indemnitee and any other indemnifiable parties hereunder are fully indemnified (and Indemnitor has deposited cash with Buyer in an amount equal to such monetary payment) or involves other matters not binding upon Indemnitee and such other indemnifiable parties. If Indemnitor elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify Indemnitee of its intent to do so with counsel reasonably satisfactory to Indemnitee, and Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. If Indemnitor so elects, Indemnitor shall be obligated to defend such Asserted Liability and pay all Damages incurred in such defense until either (a) Indemnitor and Indemnitee agree otherwise, or (b) a court of competent jurisdiction finally determines that Indemnitor does not have an obligation to indemnify Indemnitee. If Indemnitor elects not to compromise or defend any Asserted Liability, fails to notify Indemnitee of its election as provided herein or contests its obligation to indemnify Indemnitee, Indemnitee shall have the absolute right to pay, compromise or defend such Asserted Liability in respect of any Asserted Liability for which Indemnitor may have an indemnification obligation hereunder, without prejudice to any right Indemnitee may have hereunder. If Indemnitee elects to pay, compromise or defend such Asserted Liability pursuant to the foregoing provisions, all Damages incurred by Indemnitee in connection therewith shall be paid by Indemnitor as incurred by Indemnitee unless Indemnitor contests its obligation to indemnify Indemnitee, in which case Indemnitor shall pay or reimburse Indemnitee for such Damages if and when it is finally determined that Indemnitee is entitled to indemnification from Indemnitor hereunder. The party which elects to compromise or defend any Asserted Liability pursuant to the foregoing provisions shall control the matter subject to such provisions. In any event, once Indemnitor elects to defend any Asserted Liability, Indemnitee may participate, at its own expense from that point in time, in the defense of any Asserted Liability. If any party chooses to defend or participate in the defense of any Asserted Liability, it shall have the right to receive from the other parties, subject to any restrictions of applicable law or that may be necessary to preserve the privilege of attorney-client communications, any books, records or other documents within such other parties' control that are necessary or appropriate for such defense.

               14.3.3 REJECTION OF CLAIM. A party to this Agreement (the "RECIPIENT") to which the other party (the "CLAIMANT") notifies a claim under this Agreement on account of Damages which do not result from a claim to a third party (a "DIRECT CLAIM") will have a period of 30 calendar days within which to respond in writing to such Claim. If the Recipient does not respond within such 30 calendar day period, the Recipient will have been deemed to have rejected such claim, in which event the Claimant will be free to pursue such remedies as may be available to the Claimant subject to the terms and provisions of this Agreement.

               14.3.4 SUBSEQUENT RECOVERY. Indemnitee or Claimant shall or shall cause any of its Affiliates (including, as the case may be, the Company or any of its Subsidiaries) to reimburse to the Indemnitor or Recipient any amount paid by such Indemnitor or Recipient to the extent that such amount is subsequently recovered by or paid to such Indemnitee or Claimant or any of its Affiliates by any third party (excluding under any insurance policy) as a result of the same facts or matters which have given rise to the payment of the sum paid by the Indemnitor or Recipient.

          14.4 LIMITATIONS ON LIABILITY.

               14.4.1 Sellers shall not be liable under this Agreement for any breach of any warranty or representation contained in this Agreement, except to the extent that the aggregate amount of the Damages with respect to all such breaches of representations and warranties, MINUS the value of the favorable outcome of any of the matters referred to in Schedule 14.4.1 (to the extent not included in 1997 EBITDA), shall exceed an aggregate of BEF 100,000,000 (one hundred million). In no event shall the aggregate liability of Sellers for any breach of warranty or representation in this Agreement, after deduction of an aggregate of BEF 100,000,000 (one hundred million) for such all breaches of representations and warranties, exceed 50% (fifty per cent) of the Purchase Price; PROVIDED, HOWEVER, notwithstanding the foregoing, that Buyer shall be able to claim against Sellers for breaches of Paragraph 4.2. (Capitalization) up to an amount equal to the Purchase Price (without application of the deduction of BEF 100,000,000 set forth above), MINUS any amount paid to Buyer for other breaches, so that the total liability of Sellers shall never exceed the Purchase Price.

               14.4.2 Sellers shall not be liable for any breach of any representation or warranty contained herein or made by Sellers under or in connection with this Agreement unless Buyer shall have given written notice to Sellers of the basis of their claim within 12 months after the Closing; PROVIDED, HOWEVER, notwithstanding the foregoing, that Buyer shall be able to make a claim against Sellers for breaches of Paragraph 4.2. (Capitalization) at any time.

               14.4.3 Buyer shall not be liable for any breach of any representation or warranty contained herein or made by Buyer under or in connection with this Agreement unless Sellers shall have given written notice to Buyer of the basis of their claim within 12 months after the Closing.

               14.4.4 When computing the amount to be paid by an Indemnitor hereunder, there shall be deducted an amount equal to any insurance proceeds or tax benefits received by the Indemnitee. Without prejudice to Paragraph 16.9, any indemnity payment pursuant to this Article 14 shall be treated for all tax purposes as an adjustment to the Purchase Price, subject to Buyer's right to recognize income as a consequence of the receipt or accrual of any indemnity payment.

               14.4.5    The limitations set forth in Paragraphs 14.4.1,
14.4.2 and 14.4.3 are expressly made inapplicable to any liability for breach or non-fulfillment of any covenants or agreements made herein by the parties.

               14.4.6 Nothing contained in this Article 14 shall relieve a party from any liability based on fraudulent or intentional misrepresentation, including, without limitation, the delivery by a party of any certificate which contains any statements known by the party at the time of such delivery to be untrue in any material respect.

               14.4.7 No party to this Agreement shall be liable in respect of any breach of any representation or warranty in this Agreement if, and to the extent that, such breach (i) occurs as a result of any legislation or amendment to existing legislation not in force as of the Closing Date,
(ii) occurs as a result of any voluntary act, omission, transaction or arrangement after the date hereof of the other party hereto.

               14.4.8 Sellers shall not be liable in respect of any breach of any representation or warranty in this Agreement if, and to the extent that, a provision has been made in the Company Financial Statements in a manner that reduced the Purchase Price.

          14.5 INTEREST.

               If an Indemnitor or Recipient does not pay any Damages incurred by an Indemnitee or Claimant for which it is entitled to indemnification hereunder as and when such Damages are incurred by the Indemnitee, then any amounts determined to be due from the Indemnitor or Recipient shall bear interest from the date such amounts originally should have been paid at the rate of 6% per annum.

     15.  TERMINATION.

          15.1 Subject to the provisions of Article 11 relating to deferral of the Closing Date, either Buyer, on the one hand, or Sellers, on the other hand, may (if the parties seeking to terminate are not in material default or breach of this Agreement) forthwith terminate this Agreement on the Closing Date in accordance with the following provisions:

          (a) WITHOUT LIABILITY to any of them if a court of competent jurisdiction or Governmental Entity, regulatory or administrative agency or commission shall have issued an order, decree, or ruling or taken any other action (which order, decree, ruling or action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and not appealable; PROVIDED, HOWEVER, if such action or proceeding results from the negligent act or omission, or the intentional malfeasance, of a party, then the provisions of Paragraph 15.2 shall control; and

          (b) WITHOUT PREJUDICE to the other rights or remedies which it may have, if default shall be made by the other party hereto in the observance or due and timely performance of any of its covenants and agreements herein contained, or if there shall have been any material breach by the other party of any of the warranties and representations of such party contained herein or in any document or certificate delivered pursuant hereto and such breach shall not have been cured within fifteen (15) days of the date of notice of default served by the party claiming such material default or breach, or if any condition precedent to its obligations which is not in its control has not been satisfied or waived.

          15.2 Subject to the provisions of Article 11 relating to deferral of the Closing Date, Buyer may forthwith terminate this Agreement at any time prior to the Closing Date if its investigation referred to in Paragraph 6.2 has revealed any event, condition, practice or other matter respecting the Company or its Subsidiaries which, in the reasonable judgment of the Buyer adversely affects the condition (financial or otherwise), assets, prospects, operations, value or prospects of the Company and its Subsidiaries.

          15.3 Notwithstanding any other provision of this Agreement, either Buyer, on the one hand, or Sellers, on the other hand, may forthwith terminate this Agreement if the Closing has not occurred on or prior to June 1, 1998; provided however, that if the Closing has not occurred through the fault of any party hereto, that party may not invoke this Paragraph 15.3.

     16.  GENERAL PROVISIONS.

          16.1 NOTICES.

               All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing and in English, shall be delivered either in person, by telegraphic, facsimile or other electronic means (and in such case with written confirmation sent by mail on the same day or the day thereafter), by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means calculated to arrive on any business day prior to 5:00 p.m., local time, or on the next succeeding business day if delivered on a non-business day or after 5:00 p.m., local time, (b) one business day after having been delivered to an air courier for overnight delivery, or (c) three business days after having been deposited in the mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their assignees at the following address (or at such other address as shall be given in writing by a party hereto):

If to Buyer, addressed to:    Premier Parks, Inc.
                              122 E.42nd St. 49th Floor
                              New York, NY 10168
                              Attn: James Dannhauser
                              Facsimile: (212) 949-6203

     With a copy to:          Weil, Gotshal & Manges LLP
                              100 Crescent Court
                              Suite 1300
                              Dallas, Texas 75201

     and                      81 avenue Louise
                              1050 Bruxelles

                              Attn: Glenn D. West
                              Facsimile: (214) 746-7777


     and to:                  Loeff Claeys Verbeke
                              268A avenue de Tervueren
                              1150 Bruxelles

                              Attn: Paul Hermant
                              Facsimile: (32-2) 763-2185


If to Sellers, addressed to:  Centrag S.A.
                              Allee des Marechaux 3
                              1300 Wavre
                              Attn: Eddy Meeus

     and to:                  Karaba N.V.
                              Reyerslaan 107
                              1030 Brussel
                              Attn: Luc Florizoone

     and to:                  Westkoi N.V.
                              Reyerslaan 107
                              1030 Brussel
                              Attn: Eric Florizoone

     With a copy to:          Puilaetco
                              46 avenue Herrmann Debroux
                              1160 Bruxelles
                              Attn: Dominique de Ville
                              Facsimile: 32-2 679-4677

     and to:                  Jones, Day, Reavis & Pogue
                              480 avenue Louise
                              1050 Bruxelles
                              Attn: Pierre Philippe Berthe
                              Facsimile: 32-2 645-1445

          16.2 AMENDMENT AND WAIVER.

               The parties hereto may by mutual agreement in writing signed by each party amend this Agreement in any respect. In addition, any party hereto may in writing: (a) extend the time for the performance of any of the acts or obligations of the other party; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document or certificate delivered pursuant hereto; (c) waive compliance or performance by the other party with any of the covenants, agreements or obligations of such party contained in this Agreement; and (d) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations under this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later date.

          16.3 ASSIGNMENT; PARTIES BOUND AND BENEFITTED.

               No party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party hereto; PROVIDED, HOWEVER, Buyer may, in its sole discretion, assign any or all of its rights under this Agreement to any of its Affiliates and may make an assignment of its rights under this Agreement to any lender to Buyer or its Affiliates; PROVIDED FURTHER, HOWEVER, that no such assignment shall relieve Buyer of any obligation or liability hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Except as otherwise specifically provided herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any Person not a party to this Agreement.

          16.4 SEVERABILITY.

               The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

          16.5 ENTIRE UNDERSTANDING.

               This Agreement and the other documents and instruments specifically provided for or referred to in this Agreement contain the entire understanding between the parties concerning the subject matter of this Agreement and such other documents and instruments and supersede all prior understandings and agreements, whether oral or written, between them representing the subject matter hereof and thereof. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein.

          16.6 COUNTERPARTS.

               This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          16.7 EXPENSES.

               Each party shall bear and pay its own costs and expenses relating to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement.

          16.8 REMEDIES NOT EXCLUSIVE.

               Except as specifically provided for elsewhere in this Agreement, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by a party shall not, except as otherwise expressly provided for herein, constitute a waiver of the right to pursue other available remedies.

          16.9 TAX EFFECT.

               No party to this Agreement has made nor is making any representations to any other party to this Agreement concerning any of the tax effects of the transactions provided for in this Agreement. No party to this Agreement shall be liable for or in any way responsible to any other party to this Agreement because of any tax effect resulting from the transactions provided for in this Agreement.

          16.10     DEFINITIONS.

               As used in this Agreement, the terms set forth below shall have the following meanings:

               "AFFILIATE" of a specified Person means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified and, in the case of a natural person, includes the spouse, siblings, ancestors and lineal descendants of such person and the spouses of the siblings, ancestors and lineal descendants of such person. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person.

               "GOVERNMENTAL ENTITY" means any court, governmental department, commission, council, board, bureau, agency or other judicial, administrative, regulatory, legislative or other instrumentality of Belgium or of the European Union or of any foreign country, or any state, county, municipality or local governmental body or political subdivision of or within Belgium or any foreign country.

               "LEGAL REQUIREMENTS" means (a) any and all laws, statutes, codes, rules, regulations, ordinances, judgments, orders, writs, decrees, requirements or determinations of any Governmental Entity, (b) to the extent not covered by clause (a) immediately above, any and all requirements of permits, licenses, certificates, authorizations, concessions, franchises or other approvals granted by any Governmental Entity, and (c) any and all duties arising under common law.

               "LIENS" means any liens, encumbrances, mortgages, pledges, covenants, conditions, restrictions, easements, encroachments, rights of way, charges or other rights, claims or interests of any third party whatsoever.

               "PERSON" or "PERSON" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, any Governmental Entity.

               "REPRESENTATIVES" of a party means the respective directors, officers, employees, representatives, consultants, lenders and advisors of the party and its Affiliates.

               "TO THE BEST KNOWLEDGE" and similar phrases referring to the knowledge of a party mean the actual knowledge, or the knowledge that a Person have after reasonable investigation, and inquiry, of such party or, in case of a corporation or other legal entity, of such party's executive officers.

          16.11     CAPTIONS.

               The captions appearing at the beginning of the various paragraphs of this Agreement are for convenience of reference only and shall not be given any effect whatsoever in the construction or interpretation of this Agreement.

          16.12     NUMBER AND GENDER.

               Terms used herein in any number or gender include other numbers or genders, as the context may require.

          16.13     ATTORNEYS' FEES.

               If any court proceeding is brought under or in connection with this Agreement, or any document, agreement, instrument or certificate delivered under or pursuant to this Agreement, the prevailing party in such proceeding (whether at trial or on appeal) shall be entitled to recover from the other party all costs, expenses and reasonable attorneys' fees incidental to any such proceeding. The term "prevailing party" as used herein shall mean the party in whose favor a final judgment or award is entered in any such judicial proceeding; PROVIDED, HOWEVER, that if such proceeding is resolved prior to a final judgment or award on the merits, the party in whose favor the proceeding is settled may by motion apply to the court for an award of the aforementioned costs, fees and expenses, and may take judgement therefor.

          16.14     CHOICE OF LAW AND JURISDICTION.

               This Agreement shall be construed, interpreted and enforced in accordance with the laws of Belgium without reference to Belgium's choice of law rules. Any dispute arising in connection with this Agreement, its interpretation, its validity or performance thereunder shall be submitted to the exclusive jurisdiction of the courts in Brussels.

          16.15 SPECIFIC PERFORMANCE. The parties recognize that if the Sellers refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer for its injury. Buyer shall therefor be entitled, in addition to any other remedies that may be available to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Sellers shall waive the defense that there is an adequate remedy at law.

          16.16 NO RECOURSE. Notwithstanding the terms of provisions of this Agreement, Sellers, on the one hand, Buyer, on the other hand, agree that neither it nor any person acting on its behalf may assert any claims or cause or action against any officer, director or shareholder of Sellers or Buyer, as the case may be, in connection with or arising out of this Agreement or the transactions contemplated hereby, except as set forth in Paragraph 12.10.

          16.17 SET OFF RIGHTS. The Sellers agree that in the event that Buyer or any of its Affiliates or their respective officers, directors, partners, employees, agents or representatives asserts a claim for indemnification under Article 14, which claim (upon final determination that such Indemnitee is entitled to indemnification from Sellers) is not paid in full by Sellers (an "UNPAID CLAIM") that Buyer shall be entitled to withhold the amount of the Unpaid Claim (plus interest at 6%) from the next or any succeeding issuance of shares of Premier Common Stock to Sellers under the terms of the Contingent Value Rights. The number of shares of Premier Common Stock so withheld shall be determined using the Relevant Price.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Buyer:

Premier Parks Inc.

By:
   --------------------------------
Name:
     ------------------------------
Title:
      -----------------------------

Sellers:

Centrag S.A.


By:                                  and
   --------------------------------       --------------------------------
Name:
     ------------------------------       --------------------------------
Title:
      -----------------------------       --------------------------------

Karaba N.V.


By:
   --------------------------------
Name:
     ------------------------------
Title:
      -----------------------------


Westkoi N.V.


By:
   --------------------------------
Name:
     ------------------------------
Title:
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